EXHIBIT 23

Independent Auditors’ Consent
The Board of Directors Mentor Graphics Corporation:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-11291, 33-18259, 2-90577, 33-30036, 2-99251, 33-30774, 33-57147, 33-57149, 33-57151, 33-64717, 333-49579, 333-69223, 333-81991, 333-81993, 333-53236, 333-53238 and 333-87364) and on Form S-3 (Nos. 33-52419, 33-56759, 33-60129, 333-00277, 333-02883 and 333-11601) of Mentor Graphics Corporation and subsidiaries of our reports dated May 24, 2002, relating to the consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, cash flows and stockholders’ equity and related schedule for each of the years in the three-year period ended December 31, 2001, which reports appear in the December 31, 2001 annual report on Form 10-K/A of Mentor Graphics Corporation and subsidiaries.

KPMG LLP

Portland, Oregon
May 24, 2002